EXHIBIT 3.10

CERTIFICATE OF ELIMINATION OF THE

SERIES B-1 NON-VOTING PARTICIPATING PREFERRED STOCK

of

ALTERRA HEALTHCARE CORPORATION

Pursuant to Section 151 of the General Corporation Law
of the State of Delaware

         Alterra Healthcare Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies that the following recitals and resolutions were adopted by the Board of Directors of the Corporation as authorized by Section 151(g) of the General Corporation Law of the State of Delaware on December 11, 2001:

         "WHEREAS, no shares of the Corporation's Series B-1 Non-Voting Participating Preferred Stock (the "March 2001 Series B-1 Stock") created and authorized for issuance pursuant to that certain Certificate of Designations, Rights and Preferences of the Series B-1 Non-Voting Participating Preferred Stock filed with the Secretary of State of Delaware on March 2, 2001 (the "Designation") have been issued or are outstanding;

         WHEREAS,the Board of Directors has determined that none of the shares of March 2001 Series B-1 Stock authorized by the Designation will be issued and outstanding at any time; and

         WHEREAS, the Board of Directors has determined that it is in the best interest of the Corporation to eliminate from the Corporation's Restated Certificate of Incorporation, as amended, all matters with respect to the March 2001 Series B-1 Stock;

         NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby authorizes and directs the officers of the Corporation to file with the Secretary of State of Delaware a Certificate of Elimination with respect to the March 2001 Series B-1 Stock in order to eliminate from the Corporation's Restated Certificate of Incorporation, as amended, all matters with respect to such March 2001 Series B-1 Stock."

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be executed and acknowledged by its duly authorized officer this 20th day of December, 2001.

Alterra Healthcare Corporation
By: /s/ Mark W. Ohlendorf Mark W. Ohlendorf, Chief Financial Officer, Senior Vice President, Secretary and Treasurer